Filed Pursuant to Rule 424(b)(3)
Registration No. 333-222231

NUVEEN GLOBAL CITIES REIT, INC.

SUPPLEMENT NO. 8 DATED NOVEMBER 30, 2018

TO THE PROSPECTUS DATED APRIL 16, 2018

This prospectus supplement (the “Supplement”) is part of and should be read in conjunction with the prospectus of Nuveen Global Cities REIT, Inc. dated April 16, 2018 (the “Prospectus”), Supplement No. 1 dated July 13, 2018, Supplement dated July 16, 2018, Supplement No. 3 dated August 16, 2018, Supplement No. 4 dated September 17, 2018, Supplement No. 5 dated October 16, 2018, Supplement No. 6 dated October 30, 2018 and Supplement No. 7 dated November 16, 2018. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to disclose the declaration and payment of our first distributions on our common stock.

Distributions

Our Board of Directors declared a distribution on all outstanding shares of our common stock as of the close of business on the record date of September 30, 2018. As of September 30, 2018, there were 24,061,941 Class D, Class I and Class N shares outstanding. This distribution was paid on November 26, 2018.

The following table details the distribution for each applicable class of common stock.

	Class D	Class I	Class N	Total
Distributions declared per share of common stock	$0.08	$0.08	$0.08
Stockholder servicing fee per share of common stock*	—	—	—

Net distribution per share of common stock	$0.08	$0.08	$0.08
Shares outstanding	25,641	113,091	23,923,209	24,061,941

Distributions declared	$2,030	$8,955	$1,894,327	$1,905,312

*	Stockholder servicing fees for Class D shares were $150.

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